Simula Inc. 2625 South Plaza Drive Suite 100 Tempe, Arizona 85282 USA voice: 602.631.4005 fax: 602.631.9005 www.simula.com

Investor Relations Contact: Stephen Axelrod Wolfe Axelrod Weinberger 212-370-4500	Simula Contact: Bradley P. Forst Chief Executive Officer 602-631-4005

Exhibit 99.1

Simula Announces Year End 2002 Results

Company Posts Revenue Growth and Record Earnings Before Taxes

TEMPE, Arizona — March 31, 2003, Simula Inc. (AMEX: SMU) said today that the operating results for the year ended December 31, 2002 were the most successful in the Company’s 27-year history. The Company reported record pretax income from continuing operations of $4.7 million for the year ended December 31, 2002 compared to $3.1 million for the same period in 2001. Revenues for 2002 grew 7% to $114.6 million compared to $106.8 million for 2001. Revenue from continuing businesses grew approximately 13% compared to 2001, excluding approximately $5.0 million of 2001 revenues from a business that was sold in late 2001. Aerospace and Defense segment revenues for 2002 grew approximately 14% compared to the previous year.

Revenues for the fourth quarter 2002 were $27.7 million compared to $28.2 million for the same quarter in the previous year. Pretax income from continuing operations was $3.8 million in the fourth quarter 2002 compared to $1.4 million for the same quarter in the previous year, a gain of approximately 170%. Revenues and income for the fourth quarter 2002 were positively impacted by a one-time settlement payment of $3.0 million from one of its Tier I automotive customers. Income for the fourth quarter 2002 was negatively impacted by approximately $0.5 million in restructuring costs and asset write-downs associated with our continued cost reduction efforts. Fourth quarter 2002 revenue and income were impacted by costs and production delays attributable to our Small Arms Protective Insert (SAPI) body armor product, which have subsequently been addressed. The Company was cash flow positive for 2002.

The Company confirmed that $30.0 million of debt, excluding its revolving line of credit, has maturities in 2003 and is therefore classified as current as of December 31, 2002. In December 2002, the Company announced that to address its leverage Simula was exploring all of its strategic options including the sale of assets, refinancing, or sale or merger of the Company.

President and CEO, Brad Forst said, “Although Simula has accomplished a significant operational turnaround, approaching debt maturities for debt incurred in the 1990’s stands as a hurdle to our future financial success. Our debt burden is the result of earlier failed initiatives and in no way reflects on the present performance of the Company and its employees who have restructured the Company into a strong enterprise. However, there are two expected consequences of these approaching debt maturities that impact our results of operations in 2002 and our liquidity and capital resources. First, income tax expense and net income after tax for the fourth quarter and year ended December 31, 2002 includes the effect of recording a $35.9 million valuation allowance on our deferred tax asset. Second, due solely to our current debt maturities, our December 31, 2002 financial statements will include disclosures relating to our ability to continue as a going concern. The valuation allowance reflects the viewpoint that if Simula were not able to continue as a going-concern, the deferred income tax asset may not be fully usable in the future.” Forst added, “The financial statement treatment of Simula’s deferred tax asset does not impact its tax attributes, which remain available to reduce future taxable income of the Company or party acquiring the Company.”

“With regard to the sale, merger or refinancing of the Company, we have retained investment bankers and are in the midst of a process that has demonstrated considerable interest in the Company,” said Forst.

“Our discussions with these potential strategic and financial partners are ongoing and are well advanced. We are pleased with the process established, the stage at which we are, and the market response. We are confident that our efforts will be successful,” Forst said.

In discussing year end results, Forst stated, “In many respects 2002 was a historic year for Simula as several important financial metrics reached record levels. Revenues, operating profits and pretax income from continuing operations were all records. Throughout 2002, and continuing into 2003, we have received a steady stream of orders for our products. Bookings in January and February in the Defense Segment were up 44% to $14.7 million compared to the year earlier period and March shows a continuation of this strong trend. Follow-on awards and new orders have recently been received for helicopter crewseats, transport aircraft troopseats, personnel carrier armor, protective body armor, cockpit airbags, and personnel survival equipment.”

“Demand is running high for our Small Arms Protective Inserts (SAPI) which are being used by our troops in Iraq and several additional SAPI orders were recently received. We are producing at maximum capacity. Numerous lives have been saved by our products,” Forst said.

“During this period of strong demand for our products and record pretax income, we are pleased with our positioning and confident in our plan to secure our future by seeking a strategic or financial investor or partner,” Mr. Forst noted.

10-K

The Company also indicated that it has filed a Form 12b-25 with the Securities Exchange Commission, which provides the Company with a 15 calendar day extension to file its Annual Report on Form 10-K, thereby extending the filing time to April 15, 2003.

Conference Call

A conference call to discuss the results, as well as ongoing activities, will be held today at 9:00 a.m. MST / 11:00 a.m. EST. To participate please dial 1-800-289-0468. The conference call may be accessed live on the Internet at: http://www.shareholder.com/simula/MediaRegister.cfm?MediaID=7622

If you are unable to participate live, the call will be archived for 30 days on www.shareholder.com and our website www.simula.com.

Simula designs and makes systems and devices that save human lives. Its core markets are military aviation safety, military personnel safety, and land vehicle safety. Simula’s core technologies include emergency bailout parachutes, personnel protective equipment, energy-absorbing seating systems, inflatable restraints, advanced polymer materials, and lightweight transparent and opaque armor products. For more information, go to www.simula.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements that involve risks and uncertainties that may cause the Company’s actual experience to differ materially from that which is anticipated. These forward-looking statements include statements about expected final audited 2003 results of operations, and about the Company’s financial condition and liquidity and capital resources. Actual results may differ materially from those projected. Other factors pertinent to the Company’s on-going business include its amount and cost of debt and the ability to refinance the debt, sales of assets for debt reduction proceeds, and the success of a sale or merger transaction and the valuations in any such transactions. Other forward looking statements are with respect to expected orders, contract awards, and revenues. Operating results may differ from those projected. The Company has no obligation to update its forward-looking statements. Additional risks include those described herein, in the Company’s press releases, and in periodic reports filed with the U.S. Securities and Exchange Commission.

SIMULA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended

	December 31,	December 31,	December 31,	December 31,

	2002	2001	2002	2001

Revenue	$27,687,209	$28,222,953	$114,553,968	$106,794,159
Cost of revenue	15,295,419	19,783,204	74,555,569	70,294,828

Gross margin	12,391,790	8,439,749	39,998,399	36,499,331
Administrative expenses	4,435,891	4,669,482	18,515,624	16,907,571
Research and development (1)	1,020,494	—	5,108,172	4,775,966
Restructuring charges	137,272	(112,000)	851,465	367,000
Employee severance expense	—	35,000	—	473,000
Write-off of long-lived assets	369,183	—	417,449	—
Loss on sale of assets	—	(107,000)	—	543,000

Operating income	6,428,950	3,954,267	15,105,689	13,432,794
Interest expense	(2,676,382))	(2,541,487)	(10,438,307)	(10,350,188)

Income from continuing operations before taxes	3,752,568	1,412,780	4,667,382	3,082,606
Income tax expense	(37,929,848)	(1,312,000)	(38,355,848)	(1,933,000)

Income from continuing operations	(34,177,280)	100,780	(33,688,466)	1,149,606
Loss on discontinued operations	—	—	(347,000)	—
Extraordinary loss on early extinguishment of debt, net of tax	—	—	—	(2,182,900)

Net income (loss)	(34,177,280)	100,780	(34,035,466)	(1,033,294)

Income (loss) per common share – Basic Income (loss) from continuing operations	$(2.64)	$0.01	$(2.61)	$0.09
Loss from discontinued operations	—	—	(0.03)	—
Extraordinary loss on early extinguishment of debt	—	—	—	(0.18)

Income (loss) per common share – basic	$(2.64)	$0.01	$(2.64)	$(0.09)

Income (loss) per common share – Diluted Income (loss) from continuing operations	$(2.64)	$0.01	$(2.61)	$0.09
Loss from discontinued operations	—	—	(0.03)	—
Extraordinary loss on early extinguishment of debt	—	—	—	(0.17)

Income (loss) per common share – diluted	$(2.64)	$0.01	$(2.64)	$(0.08)

Weighted average shares – basic	12,964,606	12,572,841	12,926,967	12,299,996
Weighted average shares – diluted	12,964,606	13,179,814	12,926,967	12,681,889

(1)	Research and development was not reported on a quarterly basis in 2001.